Exhibit 99.1

Contacts:

Thad Trent

EVP Finance & Administration and CFO

(408) 943-2925

Joseph L. McCarthy

Director, Corporate Communications

(408) 943-2902

For Immediate Release

Cypress Confirms Fourth Quarter 2015 Financial Outlook

and Share Buyback Program

SAN JOSE, Calif., January 20, 2016—Based on information available to date, Cypress Semiconductor Corp. (NASDAQ: CY) today confirmed the fourth quarter 2015 financial outlook it provided on October 22, 2015.

Additionally, Cypress confirmed today its previously announced stock repurchase program for shares of its common stock. The program allows Cypress to purchase up to $450 million of its common stock directly or to enter into equity derivative transactions related to its common stock. In connection with the above confirmation, Cypress will open its trading window at the beginning of market on Friday, January 22, 2016.

About Cypress
Cypress (NASDAQ: CY) delivers high-performance, high-quality solutions at the heart of today’s most advanced embedded systems, from automotive, industrial and networking platforms to highly interactive consumer and mobile devices. With a broad, differentiated product portfolio that includes NOR flash memories, F-RAM™ and SRAM, Traveo™ microcontrollers, the industry’s only PSoC® programmable system-on-chip solutions, analog and PMIC Power Management ICs, CapSense® capacitive touch-sensing controllers, and Wireless BLE Bluetooth Low-Energy and USB connectivity solutions, Cypress is committed to providing its customers worldwide with consistent innovation, best-in-class support and exceptional system value. To learn more, go to www.cypress.com.

Forward-Looking Statements
This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding the financial outlook for the fourth quarter as provided on October 22, 2015 and the Cypress’s intention to repurchase shares of its common stock from time to time under the stock repurchase program.  Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: the risk that our financial outlook for the fourth quarter as provided on October 22, 2015 may not be achieved as expected; the business and economic conditions and growth trends in the semiconductor industry and in various geographic regions; our ability to manage financial risk; the market price of Cypress’s stock prevailing from time to time, the nature of other investment opportunities presented to Cypress from time to time, Cypress’s cash flows from operations; and other factors discussed in Cypress’s most recent reports on Form 10-K, 10-Q and 8-K. The information above speaks only as of the date of this release. Please read the “Risk Factors” and other cautionary statements contained in these filings. Cypress undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise. As a result of these risks and others, actual results could vary significantly from those anticipated in this release, and Cypress’s financial condition and results of operations could be materially adversely affected.

Cypress, the Cypress logo, PSoC and CapSense are registered trademarks and F-RAM and Traveo are trademarks of Cypress Semiconductor Corp. All other trademarks are property of their owners.

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